Exhibit 99.1

FOR IMMEDIATE RELEASE

AV Homes Stockholders Approve Taylor Morrison Merger

Scottsdale, AZ.,—September 26, 2018— AV Homes, Inc. (NASDAQ: AVHI) (“AV Homes”) today announced that, at a special meeting of AV Homes stockholders held today in Scottsdale, Arizona, AV Homes stockholders approved the acquisition of AV Homes by Taylor Morrison Home Corporation (NYSE: TMHC) (“Taylor Morrison”).

Upon the completion of the merger, AV Homes stockholders will be entitled to receive, at their election, consideration per share of common stock of AV Homes consisting of (i) $21.50 in cash, without interest (subject to the proration procedures described in the proxy statement/prospectus dated August 27, 2018), (ii) 0.9793 validly issued, fully paid and nonassessable shares of Taylor Morrison Class A common stock (subject to the proration procedures described in the proxy statement/prospectus dated August 27, 2018) or (iii) a combination of $12.64 in cash, without interest, and 0.4034 validly issued, fully paid and nonassessable shares of Taylor Morrison Class A common stock.

Advisors

J.P. Morgan Securities LLC and Moelis & Company LLC served as the financial advisors to AV Homes and Wachtell, Lipton, Rosen & Katz acted as AV Homes’ legal counsel.

About AV Homes

AV Homes, Inc. is engaged in homebuilding and community development in Florida, the Carolinas, Arizona and Texas. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte, Raleigh and Dallas-Fort Worth markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

Forward-Looking Statements

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. securities laws. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” plan,” “predict,” “potential,” “project,” “intend,” “estimate,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “seek,” “would,” “upside,” “increases,” “goal,” “guidance” and “anticipate,” and similar statements (including where the word “could,” “may,” or “would” is used rather than the word “will”) and the negative of such words and phrases, which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of AV Homes and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to AV Homes, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Taylor Morrison and AV Homes and the ability to recognize the anticipated benefits from the combination of Taylor Morrison and AV Homes; the risk associated with AV Homes’ ability to obtain the stockholder approval required to consummate the merger and the timing of the closing of the merger, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the Taylor Morrison common stock to be issued in connection with the transaction; the anticipated size of the markets and continued demand for Taylor Morrison’s and AV Homes’ homes and the impact of competitive responses to the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including the refinancing of Taylor Morrison and AV Homes debt to fund the cash portion of the consideration in connection with the transaction. Additional risks are described under the heading “Risk Factors” in Taylor Morrison’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2018 and in AV Homes’ Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 23, 2018. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Taylor Morrison nor AV Homes has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.